EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Amendment No. 1 to Form S-1 (for the registration of up to 4,692,525 shares of common stock) and related Prospectus of OCZ Technology Group, Inc. of our report dated May 20, 2010 on the February 28, 2010 consolidated financial statements appearing in the Annual Report on Form 10-K of OCZ Technology Group, Inc. for the year ended February 28, 2010.   We also consent to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe Horwath LLP

Sherman Oaks, California
February 25, 2011